EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Long Island Iced Tea Corp. and Subsidiaries on Form S-3 (File No. 333-213875), Form S-3 (File No. 333-213874) and Form S-8 (File No. 333-213711) of our report dated March 30, 2017 with respect to our audits of the consolidated financial statements of Long Island Iced Tea Corp. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which report is included in this Annual Report on Form 10-K of Long Island Iced Tea Corp. and Subsidiaries for the year ended December 31, 2016.

/s/ Marcum LLP
Marcum LLP
Melville, New York
March 30, 2017